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                                                               Exhibit 99.26(k)

[SECURIAN LETTERHEAD]

                                                                [SECURIAN LOGO]

April 25, 2008



Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101

Re:  File Number 33-64395
     Post-Effective Amendment Number 15


Gentlepersons:

In my capacity as counsel for Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Life Variable Life Account (the "Account") in connection with Post-Effective Amendment Number 15 to its
Registration Statement on Form N-6.   This Registration Statement is to be
filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain variable life insurance policies.

Based upon that review, I am of the following opinion:

     1. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

     2. The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael P. Boyle

Michael P. Boyle
Senior Counsel

MPB:jmk